Exhibit 3

Investor Rights Agreement

THIS Investor Rights Agreement (this “Agreement”) is made and entered into this 2nd day of May, 2024, by and between Nouveau Monde Graphite Inc., a Canadian corporation governed by the Canada Business Corporations Act (“NMG”) and Mitsui & Co., Ltd., a Japanese corporation (“Mitsui”) (NMG and Mitsui being hereinafter collectively called the “Parties” and individually a “Party”), in connection with the sale and issuance by NMG of 12,500,000 Common Shares (as defined below) and an equal amount of Common Share purchase warrants (the “Warrants” and individually a “Warrant”), each exercisable for one Common Share (each a “Warrant Share” and collectively the “Warrant Shares”), to Mitsui pursuant to the terms and conditions of the Subscription Agreement dated as of the date hereof by and among NMG and Mitsui (the “Subscription Agreement”).

As a material inducement of Mitsui to purchase the Common Shares and the Warrants and complete possible further investments in NMG, NMG hereby agrees that, in addition to any and all other rights provided to Mitsui as shareholder of NMG pursuant to the Subscription Agreement and any other agreements entered into by NMG and Mitsui in connection with Mitsui’s investment in the Common Shares and the Warrants or any other securities of NMG, Mitsui will be entitled to the following contractual rights.

1.	Definitions

Except as otherwise specified herein, all capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Subscription Agreement. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“5% Threshold” means that Mitsui, Japan SPC, and their respective Affiliates collectively own, directly or indirectly, 5% or more of the issued and outstanding Common Shares on the relevant date, excluding from this calculation any Pending Top-Up Securities and, for the avoidance of doubt, any voting or equity shares of NMG issuable upon the exercise or conversion of any Convertible Securities;

(b)	“10% Threshold” means that Mitsui, Japan SPC, and their respective Affiliates collectively own, directly or indirectly, 10% or more of the issued and outstanding Common Shares on the relevant date, excluding from this calculation any Pending Top-Up Securities and, for the avoidance of doubt, any voting or equity shares of NMG issuable upon the exercise or conversion of any Convertible Securities;

(c)	“20% Threshold” means that Mitsui, Japan SPC, and their respective Affiliates collectively own, directly or indirectly, 20% or more of the issued and outstanding Common Shares on the relevant date, excluding from this calculation any Pending Top-Up Securities and, for the avoidance of doubt, any voting or equity shares of NMG issuable upon the exercise or conversion of any Convertible Securities;

(d)	“Affiliate” means, as to any specified Person, any other Person who directly, or indirectly through one or more intermediaries, (a) controls such specified Person, (b) is controlled by such specified Person, or (c) is under common control with such specified Person;

(e)	“Anchor Investor” means any of IQ, General Motors Holdings LLC, Pallinghurst Graphite International Limited, Mitsui, Panasonic Holdings Corporation and their respective Affiliates;

(f)	“Anti-Corruption Laws” means all applicable Laws related to the prevention of bribery, corruption (governmental or commercial), kickbacks, money laundering, or similar unlawful or unethical conduct including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) as amended; the Criminal Code (Canada), Corruption of Foreign Public Officials Act (Canada), Anti-Corruption Act (Québec) and the U.K. Bribery Act;

(g)	“Anti-Money Laundering Laws” means the U.S. Patriot Act, U.S. Money Laundering Control Act of 1986, U.S. Bank Secrecy Act, Proceeds of Crime (Money Laundering Act) and Terrorism Financing Act of 2001 (Canada), as amended, the regulations and rules promulgated under each of the foregoing and any other applicable Laws concerning or relating to terrorism financing or money laundering of the jurisdictions in which NMG or any of its subsidiaries operate;

(h)	“Applicable Securities Laws” means, collectively, all applicable securities laws of each of the Reporting Jurisdictions and the respective rules and regulations under such laws together with applicable published instruments, notices and orders of the securities regulatory authorities in the Reporting Jurisdictions, and the rules and policies of the Exchanges and any other market or marketplace on which securities of NMG are traded, listed or quoted;

(i)	“Asian Customers” means, collectively, any customer or prospective customer of NMG headquartered in Asia or a joint venture(s) in which any of such customer(s) invests (who shall be the cell manufacturing operator of the joint venture regardless of such customer(s)’ shareholding percentage in the relevant joint venture), in each case other than Excluded Customers;

(j)	“Bécancour Project” means the battery anode material plant project in Bécancour, Québec, Canada (including the constructions, engineering, permitting, procurement, buildings, improvements and equipment that make up the plant to be constructed);

(k)	“BIS” means the U.S. Bureau of Industry and Security;

(l)	“Board” means the board of directors of NMG;

(m)	“Business Day” means any day, other than (i) a Saturday, Sunday or statutory holiday in the Province of Québec or in Tokyo, Japan and (ii) a day on which banks are generally closed in the Province of Québec or in Tokyo, Japan;

(n)	“Canadian Securities Legislation” means the Securities Act (Québec) and any similar securities legislation of each of the provinces of Canada, as amended from time to time, and the rules, regulations, blanket orders and orders and the forms and disclosure requirements made or promulgated under that legislation and the policies, instruments, bulletins and notices of one or more of the commissions or other securities authorities of the Canadian provinces and territories;

(o)	“Change of Control” means (a) the acquisition by any means, including, without limitation, acquisition of equity, a statutory plan of arrangement, merger or business combination, by any Person, directly or indirectly, of more than 50% of the total voting power of the outstanding voting stock of NMG, or (b) the acquisition by any Person, directly or indirectly, of the power to direct or cause the direction of the management or policies of NMG;

(p)	“Cleansing Announcement” means a public announcement which shall: (a) be prepared by NMG in consultation with Mitsui; (b) contain the Cleansing Information; and (c) be generally disclosed to the marketplace in accordance with Sections 4(c) and 4(d);

(q)	“Cleansing Information” means any and all material non-public information relating to NMG or any of its subsidiaries that: (a) is known to Mitsui; and (b) could, without a Cleansing Announcement, prevent Mitsui from trading its Common Shares under Applicable Securities Laws, as determined in the sole discretion of Mitsui;

(r)	“Common Shares” means common shares in the capital of NMG;

(s)	“Convertible Securities” means securities that are exercisable for, convertible into or exchangeable for Common Shares, including options and warrants;

(t)	“Director” means a member of the Board;

(u)	“Exchange Rules” means the rules and regulations of any exchange on which the Common Shares are listed;

(v)	“Exchanges” shall have the meaning ascribed thereto in Section 9(b);

(w)	“Excluded Customers” means:

(i)	Traxys North America LLC (“Traxys”) for the volume committed in the joint marketing and offtake agreement for flake graphite entered into by NMG and Traxys on February 13, 2019, which term has been automatically extended for successive periods of 12 months;

(ii)	the purchaser of active anode material, the source of which is from mines other than the Matawinie Project; and

(iii)	the anchor customer(s) who enter into offtake agreements with NMG that provide for the offtake of the majority of the anode active materials of the Matawinie Project, and that provides the basis for procuring Project Debt Financing and FID Equity Financing.

(x)	“Excluded Securities” shall have the meaning ascribed thereto in Section 3(g);

(y)	“FEOC” means a (A) Person who is a “foreign entity of concern,” as such term is defined in Section 30D of the Internal Revenue Code of 1986, as amended, or (B) a Person “linked to or subject to influence by hostile or non-likeminded regimes or states,” as such concept is used in the Policy Regarding Foreign Investments from State-Owned Enterprises in Critical Minerals under the Investment Canada Act, or, in each case, under any successor or similar policies promulgated by either the Canadian or United States government in respect of critical minerals policy;

(z)	“FID” means the final decision of the Board to proceed with the design, engineering and construction of the Projects after the presentation of the final construction budget for the Projects and the commitments of the necessary capital (debt and equity) to fund such activities;

(aa)	“FID Equity Financing” means one or more offerings of Common Shares and/or Convertible Securities by NMG to one or more investors in connection with FID;

(bb)	“First Look Notice” shall have the meaning ascribed thereto in Section 7(a);

(cc)	“Government Official” means any official (elected or appointed), officer, or employee of a Governmental Entity or any department, agency or instrumentality thereof, including any employee, representative, or agent (paid or unpaid) of a state-owned or controlled entity, public international organization, political party or organization or candidate thereof, or any Person acting in an official capacity for or on behalf of any such Governmental Entity, department, agency, instrumentality, public international organization, political party, organization, or candidate;

(dd)	“Governmental Entity” means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange;

(ee)	“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and any interpretations thereof issued by the International Financial Reporting Interpretations Committee;

(ff)	“IQ” means Investissement Québec, together with its successors and permitted assigns;

(gg)	“Japan SPC” means a special purpose vehicle to be established by Mitsui and certain other parties acceptable to NMG, acting reasonably, in connection with Mitsui’s investment in NMG;

(hh)	“Law” means (i) all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, order, directive, judgment, decree, injunction, decision, ruling, award, writ, and principles of common law and equity enacted, promulgated, issued, released, or imposed by any Governmental Entity, including Applicable Securities Laws, and/or (ii) any policy, practice, protocol, requirement, standard or guideline of any Governmental Entity;

(ii)	“Locked-Up Shares” means, collectively, any Common Shares (i) purchased by Mitsui or its Affiliates pursuant to the Subscription Agreement (including, for the avoidance of doubt, any Warrant Shares), (ii) purchased by Mitsui or its Affiliates in connection with any exercise of the Pre-Emptive Right or the Top-Up Right, in each case in accordance with the provisions of this Agreement, and (iii) issued to Mitsui or its Affiliates in connection with a stock dividend, stock split, recapitalization, conversion or other similar distribution with respect to, in exchange for, or in replacement of the Common Shares referred to in clauses (i) and (ii) above;

(jj)	“Management Proxy Circular” means a proxy circular issued by management of NMG dealing with the election of Directors, among other things;

(kk)	“Matawinie Project” means the Matawinie graphite mine project located in Saint-Michel-des-Saints, Québec, Canada, approximately 150 kilometers north of Montréal, Québec and includes 235 mining claims covering 12,707 hectares;

(ll)	“Materials” shall have the meaning ascribed thereto in Section 7(a);

(mm)	“Mitsui Competitor” means Japanese Sogo-Shosha;

(nn)	“Mitsui Pro Rata Interest” means on any date, the aggregate security ownership interest of Mitsui, Japan SPC, and their respective Affiliates in NMG, expressed as a percentage, equal to (i) the aggregate number of outstanding Common Shares and other voting or equity shares of NMG beneficially owned, directly or indirectly, or over which control or direction is exercised by Mitsui, Japan SPC, and their respective Affiliates; divided by (ii) the aggregate number of outstanding Common Shares and other voting or equity shares of NMG. For purposes of this calculation, any voting or equity shares of NMG issuable upon the exercise or conversion of any Convertible Securities shall be excluded from this calculation and not included in the calculations of (i) and (ii) above;

(oo)	“NMG Competitor” means a Person primarily engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of the exploration, development or operation of graphite mines, or the design, manufacturing or production of graphite anode products, provided that Mitsui, Japan SPC, and their respective Affiliates will not in any event be deemed an NMG Competitor, and provided further that the Board shall consider in good faith whether a Person is an NMG Competitor;

(pp)	“Notes” means the unsecured convertible notes issued by NMG on November 8, 2022 pursuant to the subscription agreements dated October 19, 2022 to Mitsui, IQ, and Pallinghurst, as amended and/or amended and restated from time to time;

(qq)	“Pallinghurst” means Pallinghurst Bond Limited;

(rr)	“Pending Top-Up Securities” means any Excluded Securities in respect of which the Top-Up Right of Mitsui remains exercisable;

(ss)	“Person” means and includes any individual, corporation, limited partnership, general partnership, joint stock corporation, limited liability corporation, joint venture, association, corporation, trust, bank, trust corporation, pension fund, business trust or other organization, whether or not a legal entity, and any Governmental Entity;

(tt)	“Project Debt Financing” means one or more debt financings with any commercial bank, savings bank, treasury branch, export credit agency, government entity or agency or other lender in an aggregate amount necessary to cover, together with the FID Equity Financing, the costs associated with the Projects;

(uu)	“Projects” means, collectively, the Matawinie Project and the Bécancour Project;

(vv)	“Registration Rights Agreement” means the registration rights agreement dated as of the date hereof by and between NMG and Mitsui;

(ww)	“Regulation FD” means Regulation FD (17 CFR §243.100, et seq.) promulgated by the SEC;

(xx)	“Reporting Jurisdictions” means each of the provinces of Canada, the United States and each of the states of the United States;

(yy)	“Restricted Party” means any (a) Sanctioned Person, (b) FEOC, or (c) a Mitsui Competitor but expressly excluding any Anchor Investor and any Person appointed to the Board by an Anchor Investor;

(zz)	“Sanctioned Person” means any Person: (a) who is a restricted or prohibited Person as designated or included in any list of designated or restricted parties under any export control or economic sanctions Laws of the United States or any other applicable Sanctions Authority; (b) a Person domiciled, organized, or resident in, a Sanctioned Territory; or (c) an entity owned or controlled by any of the foregoing Persons in clauses (a) or (b) hereof;

(aaa)	“Sanctioned Territory” means at any time, a country or territory which is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such country, territory or government (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic);

(bbb)	“Sanctions” means the economic sanctions Laws, trade embargoes, export controls or restrictive measures administered, enacted or enforced by any Sanctions Authority;

(ccc)	“Sanctions Authority” means the United States government and any of its agencies (including, without limitation, OFAC, BIS, the U.S. State Department and the U.S. Department of Commerce), the European Union and each of its member states, the United Nations Security Council, the United Kingdom, the Canadian government, or any other Governmental Entity with jurisdiction over the parties to this Agreement;

(ddd)	“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the U.S. Securities Act of 1933, as amended; and

(eee)	“Warrant Certificate” means the warrant certificate issued by NMG to Mitsui on the date hereof.

2.	Board Seats; Nomination Conditions; Board Observer Right; Secondee Right

(a)	For so long as Mitsui meets the 10% Threshold, Mitsui shall be entitled, at its own discretion, to designate one nominee (the “First Mitsui Nominee”) for election or appointment (as applicable) to the Board.

(b)	In addition to its right to designate the First Mitsui Nominee pursuant to Section 2(a), for so long as Mitsui meets the 20% Threshold, Mitsui shall be entitled, at its own discretion, to designate one additional nominee for election or appointment (as applicable) to the Board (the “Second Mitsui Nominee” together with the First Mitsui Nominee collectively the “Mitsui Nominees” and individually a “Mitsui Nominee”). If Mitsui is entitled to and does nominate the Second Mitsui Nominee pursuant to this Section 2(b), then at least one of the Mitsui Nominees must be independent of NMG within the meaning of (i) National Instrument 52-110 – Audit Committees and (ii) Section 303A.02 of the NYSE Listed Company Manual and applicable rules of the SEC at the time of their election as a Director and for so long as they continue to be a Director. In connection with the designation of the Mitsui Nominees, Mitsui shall consider the equity, diversity and inclusion programs, policies and strategies of NMG, and Mitsui shall consider in good faith any views, positions and recommendations made by NMG regarding the Mitsui Nominees in connection therewith.

(c)	Notwithstanding the foregoing, to be eligible as a Mitsui Nominee, such individual must not be disqualified to be a director pursuant to the Canada Business Corporations Act and must be eligible to serve as a director pursuant to applicable Canadian Securities Legislation and Exchange Rules, and such individual must consent in writing to act as a director of NMG.

(d)	As long as Mitsui has a right to designate a Mitsui Nominee to the Board under this Section 2, NMG shall include such Mitsui Nominee(s) in any Management Proxy Circular, and take the necessary steps to ensure that the rights of Mitsui are respected, including recommending the registered or beneficial holders of one or more Common Shares or other shares in the capital of NMG (the “Shareholders”) vote in favour of the election of the Mitsui Nominee(s) to the Board and soliciting proxies or consents from Shareholders in favour of the election thereof, and to support such Mitsui Nominee(s) for election in a manner no less rigorous and favourable in which NMG supports its other director nominees.

(e)	NMG shall notify Mitsui of its intention to hold an annual meeting of Shareholders (or a special meeting at which the Shareholders are to vote for the election of Directors) at least 45 days and no more than 75 days before its Management Proxy Circular relating to such meeting is anticipated to be approved by the Board, subject to a shorter notification period with the prior written consent of Mitsui. Mitsui shall have the right to notify NMG of the Mitsui Nominee(s) designated by it in accordance with this Section 2 at any time, but at least 15 days before the said approval, failing which Mitsui shall be deemed to have designated the same Mitsui Nominee(s) who serves as a Director at such time, subject to such individual satisfying the conditions for appointment to the Board in Section 2(c).

(f)	Before the first annual meeting of Shareholders following the date of this Agreement, or if the individual designated by Mitsui as a Mitsui Nominee ceases to be a director of NMG or if the Board position held by a Mitsui Nominee otherwise becomes vacant, Mitsui shall be entitled to recommend another individual as Mitsui Nominee to replace such Mitsui Nominee, and such individual shall be appointed by the Board as soon as reasonably possible, insofar as the Canada Business Corporations Act, applicable Canadian Securities Legislation and Exchange Rules allow, for a term ending at the close of the next annual meeting of Shareholders. Failing such a recommendation by Mitsui, the Board may fill the vacancy, but only if it is required to do so to comply with the Canada Business Corporations Act, applicable Canadian Securities Legislation and Exchange Rules, provided such director thereby designated by the Board resigns as soon as Mitsui decides to put forward a Mitsui Nominee to fill such vacancy.

(g)	For a period of 18 months following the date of this Agreement and provided that:

(i)	Mitsui has exercised its right to appoint a Mitsui Nominee to the Board in accordance with this Section 2;

(ii)	NMG has provided Mitsui with advance written notice of the Director nominees that management of NMG will recommend Shareholders vote in favour of in connection with an annual general meeting of the Shareholders of NMG (the “Management Nominees”); and

(iii)	no Management Nominee is a Restricted Party;

then, Mitsui agrees to vote all Common Shares beneficially owned, or over which control or direction is exercised, by Mitsui and its Affiliates at each meeting of Shareholders in favour of:

(iv)	the Management Nominees (other than: (i) in connection with any merger, amalgamation, arrangement, take-over bid, going private transaction or other similar transaction; or (ii) any Management Nominees that the Board is recommending as required under or in connection with arrangements with another Shareholder); and

(v)	an FID Equity Financing requiring Shareholder approval.

(h)	For so long as Mitsui is entitled to designate one or more Mitsui Nominees pursuant to this Section 2, Mitsui shall be entitled (but not obligated) to designate an observer in place of each such Mitsui Nominee(s) to attend all meetings of the Board in a nonvoting observer capacity (a “Mitsui Observer”).

(i)	If (i) Mitsui ceases to have the right to nominate any Mitsui Nominees to the Board pursuant to Section 2(a) and 2(b) and (ii) Mitsui meets the 5% Threshold, then Mitsui shall have the right to appoint one Mitsui Observer to attend all meetings of the Board. NMG shall invite the Mitsui Observer to, subject to the terms of the Observer Agreement (as defined below), attend and participate in all meetings of the Board in a non-voting capacity.

(j)	NMG shall, subject to the exclusions outlined in Section 2(k), give the Mitsui Observer(s) copies of all notices, minutes, consents, and other materials that it provides to its Directors at the same time and in the same manner as provided to such Directors; provided, however, that the Mitsui Observer(s) shall agree to enter into observer governance and confidentiality agreements with NMG, in form and substance satisfactory to NMG, acting reasonably (each, an “Observer Agreement”) prior to being permitted to attend any meetings of the Board and/or being provided with any materials provided to the Board (or any committee thereof).

(k)	The Mitsui Observer(s) may be excluded from access to any material or meeting or portion thereof if such exclusion is reasonably necessary to preserve the attorney-client privilege, to prevent a conflict of interest between Mitsui and NMG, (it being understood that this includes any sensitive information relating to or potentially affecting NMG’s relationship with Mitsui or customers introduced by Mitsui and the agreements related thereto), to avoid antitrust issues, or as otherwise required in order to comply with any applicable Laws.

(l)	For so long as a Mitsui Nominee is serving on the Board, such Mitsui Nominee shall be entitled in such Mitsui Nominee’s discretion to be a member of such committees of the Board to which such Mitsui Nominee may be appointed from time to time. For the avoidance of doubt, Mitsui Observers shall not be entitled to be a member of any committees of the Board.

(m)	NMG shall allow the Mitsui Nominees and the Mitsui Observers to participate in any Board or committee meetings (that they are entitled to attend) remotely by telephone, videoconference or by means of a similar communication equipment whereby all persons participating in the Board meeting or committee meeting, as applicable, are able to hear, see and speak to each other.

(n)	The Mitsui Nominees shall be entitled to the same board compensation as other non-management Directors (unless waived by Mitsui). NMG shall pay travel and other expenses incurred by the Mitsui Nominees in connection with their attendance at in-person meetings of the Board or any committee thereof.

(o)	NMG shall not be required to (i) pay any compensation to, or reimburse any expenses of, the Mitsui Observer(s) or (ii) provide any indemnification, or maintain coverage under any policies of directors’ and officers’ insurance, in favour of the Mitsui Observer(s).

(p)	For so long as either (i) the agent/distributor right set forth in Section 7 is effective, or (ii) any agent or distribution agreement entered into between Mitsui and NMG as contemplated by Section 7 is in effect, Mitsui shall be entitled to second one employee of Mitsui to NMG (the “Secondee”), subject to the terms and conditions of a secondment agreement to be separately agreed by and between Mitsui and NMG, which shall:

(i)	specify the roles and responsibilities of the Secondee (which roles and responsibilities shall include (i) exploring and promoting business opportunities for NMG, (ii) marketing of NMG products and (iii) identifying and promoting possible avenues of collaboration between NMG and Mitsui with the aim of contributing to the future growth of NMG);

(ii)	provide that the Secondee shall remain an employee of Mitsui during the secondment;

(iii)	set out the agreement between Mitsui and NMG with respect to that the remuneration, fringe benefits, costs and expenses of the Secondee;

(iv)	provide that NMG shall grant the Secondee access to NMG’s relevant data and information in order to enable to Secondee to pursue and fulfill the Secondee’s roles and responsibilities, including those set out in Section 2(p)(i);

(v)	contain provisions respecting the confidentiality of information received by the Secondee from NMG and permitting the Secondee to disclose to Mitsui such information only to the extent reasonably necessary to receive support from Mitsui or to enable Mitsui to make its own proposals to, or to implement collaborations with, NMG;

(vi)	provide for the Secondee’s working hours and other terms of employment to comply with the policies of NMG applicable to employees of similar position, except as otherwise specifically agreed by Mitsui and NMG; and

(vii)	provide for termination of the secondment in certain circumstances, including by at least two months’ written notice from one Party to the other Party of such termination.

(q)	Mitsui and NMG agree that each will use commercially reasonable efforts to support the Secondee’s roles and responsibilities (including those set out in paragraph 2(p)).

3.	Right to subscribe for new shares or securities

(a)	In the event of any issuance of any Common Shares or Convertible Securities (collectively “Pre-Emptive Right Securities” and any such issuance of Pre-Emptive Right Securities, a “Subsequent Offering”), Mitsui shall have the right (the “Pre-Emptive Right”) to subscribe for and acquire, on the same terms and conditions of such Subsequent Offering:

(i)	in the case of a Subsequent Offering of Common Shares, such number of Common Shares as would result in the Mitsui Pro Rata Interest immediately following completion of the Subsequent Offering being equal to the Mitsui Pro Rata Interest immediately prior to the Subsequent Offering; and

(ii)	in the case of a Subsequent Offering of Convertible Securities, such number of Convertible Securities (assuming conversion, exercise, or exchange of all of the Convertible Securities issued in connection with the Subsequent Offering) as would result in the Mitsui Pro Rata Interest immediately following completion of the Subsequent Offering being equal to the Mitsui Pro Rata Interest immediately prior to the Subsequent Offering, in each case, for greater certainty, after giving effect to the issuance of any Common Shares or Convertible Securities acquired by Mitsui, Japan SPC, and their respective Affiliates as part of the Subsequent Offering, other than pursuant to the exercise of the Pre-Emptive Right, if applicable. Pre-Emptive Right Securities may be offered by way of a separate private placement to Mitsui to be completed in accordance with Section 3(e), unless NMG and Mitsui agree that Mitsui will participate directly in the Subsequent Offering.

(b)	At least 10 Business Days (or such shorter period as may be required to comply with the rules of the TSX Venture Exchange or the New York Stock Exchange) prior to the public announcement of the Subsequent Offering (or, in the case of a Subsequent Offering that is an underwritten offering on a bought deal basis pursuant to which an underwriter has committed to purchase securities of NMG without a prior marketing process (a “Bought Deal”), at least two Business Days), NMG shall deliver to Mitsui a notice in writing (the “Financing Notice”). The Financing Notice shall set out:

(i)	the number of Common Shares or Convertible Securities proposed to be issued;

(ii)	the material terms and conditions of Common Shares or any Convertible Securities proposed to be issued and any other terms and conditions of such Subsequent Offering;

(iii)	to the extent known, the subscription price per Common Share or Convertible Security proposed to be issued by NMG under such Subsequent Offering;

(iv)	the proposed closing date for the issuance of Common Shares or Convertible Securities to Mitsui, assuming exercise of the Pre-Emptive Right by Mitsui; and

(v)	the number of Common Shares outstanding as of the date of the Financing Notice.

(c)	If Mitsui wishes to exercise the Pre-Emptive Right in respect of a particular Subsequent Offering, Mitsui shall give written notice to NMG (the “Exercise Notice”) of the exercise of such right and of the number of Common Shares or Convertible Securities, as applicable, that Mitsui wishes to purchase within 7 Business Days (or, in the case of a Subsequent Offering that is a Bought Deal, 24 hours) after the date of receipt of the Financing Notice by Mitsui (the “Exercise Notice Period”).

(d)	If Mitsui returns an Exercise Notice to NMG within the Exercise Notice Period, then NMG shall, subject to the receipt of all required regulatory and other approvals (including the approvals of each stock exchange on which the Common Shares or Convertible Securities are listed), which approvals NMG shall use its best efforts to obtain, and subject to compliance with applicable Laws, issue to Mitsui against payment of the subscription price payable in respect thereof, that number of Pre-Emptive Right Securities set forth in the Exercise Notice.

(e)	The closing of the exercise of the Pre-Emptive Right will take place on the closing date set out in the Financing Notice, which shall be, to the extent practicable, concurrent with the related issuance pursuant to the Subsequent Offering and, if not practicable, as soon as practicable thereafter. If the closing of the exercise of the Pre-Emptive Right has not been completed by the 75th day following the receipt of the Financing Notice (or such earlier or later date as the Parties may agree), then Mitsui may choose to withdraw its Exercise Notice, in which case NMG will have no obligation to issue to Mitsui, and Mitsui will have no obligation to purchase, any Common Shares or Convertible Securities, as applicable, pursuant to such exercise of the Pre-Emptive Right.

(f)	If Mitsui does not elect to exercise its Pre-Emptive Right in full, then NMG shall be free for a period of 90 days following the expiration of the Exercise Notice Period (or notice from Mitsui to NMG that it will not exercise the Pre-Emptive Right, if provided prior to the expiration of the Exercise Notice Period) to sell the Common Shares or Convertible Securities, as applicable, subject to the Financing Notice on terms and conditions not more favorable to the purchasers thereof; provided that any Common Shares or Convertible Securities offered or sold by NMG after such 90 day period, or any Common Shares or Convertible Securities offered or sold by NMG during such 90 day period on terms and conditions more favorable to the purchasers thereof than those offered to Mitsui in the Financing Notice, must, in either case, be reoffered to Mitsui pursuant to this Section 3 as though it were a new Subsequent Offering.

(g)	The rights of Mitsui under Section 3(a)-3(f) will not apply, and NMG will not be required to grant any right to Mitsui to subscribe for and acquire Pre-Emptive Right Securities, in connection with Common Shares or Convertible Securities issued in the following circumstances (collectively, “Excluded Securities”):

(i)	in respect of the issuance of securities pursuant to any at-the-market offering;

(ii)	in respect of the issuance, exercise or settlement of options, rights, deferred share units, restricted share units, performance share units or other securities or entitlements issued under security-based compensation arrangements or equity incentive plans of NMG and any issuance of Common Shares pursuant thereto;

(iii)	in connection with the conversion of a Note or in connection with the exercise, conversion, exchange or other similar right pursuant to the terms of a Convertible Security issued prior to the date hereof;

(iv)	in connection with bona fide bank debt, equipment financing or non-equity interim financing transactions with third party lenders (“Lenders”) to NMG, in each case, with an equity component;

(v)	in connection with any transaction pursuant to which NMG issues Common Shares or Convertible Securities for non-cash consideration, or as a result of a consolidation, amalgamation, merger, joint venture, arrangement, corporate reorganization or similar transaction or business reorganization resulting in a combined company, excluding such transactions where NMG would not be the surviving entity as a publicly traded company;

(vi)	in connection with the FID Equity Financing;

(vii)	in respect of the exercise of any top-up right similar to the Top-Up Right by any other third party; and

(viii)	in connection with a share split, stock dividend or any similar transaction or recapitalization involving the Common Shares (provided, for greater certainty, that Mitsui shall be permitted to participate in any such event in its capacity as a shareholder of NMG to the same extent as all other shareholders of NMG), in each case which have been approved by the Board.

(h)	NMG shall notify Mitsui in writing (the “Cure Notice”) as soon as reasonably practicable if the Mitsui Pro Rata Interest becomes less than 20%, 10% or 5% as a result of NMG issuing Excluded Securities (a “Dilution Event”). Upon receipt of a Cure Notice, Mitsui shall have the right (the “Top-Up Right”), subject to the receipt of all required regulatory and other approvals (including the approvals of any stock exchange on which NMG’s securities are then listed), within 90 days of receipt of the Cure Notice, to subscribe and acquire, by way of a private placement, such number of Common Shares, as would result in the Mitsui Pro Rata Interest immediately following completion of the Dilution Event being equal to the Mitsui Pro Rata Interest immediately prior to the Dilution Event. The price of the securities to be acquired by Mitsui under the Top-Up Right will be the closing price of the Common Shares on the TSX Venture Exchange (or, to the extent not listed on the TSX Venture Exchange, any recognized exchange on which the Common Shares are listed at the time) the day prior to the date of receipt of the Cure Notice. NMG shall use commercially reasonable efforts to obtain, and, subject to compliance with applicable Laws and stock exchange rules (including any hold period imposed by Applicable Securities Laws or any stock exchange), issue to Mitsui against payment of the subscription price payable in respect thereof, that number of securities set forth in the notice.

(i)	Notwithstanding Section 3(c), in the case of a Cure Notice delivered in connection with a Subsequent Offering for which Mitsui did not send the Exercise Notice within the Exercise Notice Period, Mitsui shall have the right, subject to the receipt of all required regulatory and other approvals (including the approvals of each stock exchange on which the securities or the underlying securities of any convertible title are listed), within an additional 20 days after the closing of a Subsequent Offering, to give to NMG the Exercise Notice to subscribe and acquire securities, by way of a private placement, at the same price and conditions of the Subsequent Offering subject to any hold period imposed by Applicable Securities Laws and the rules of any stock exchange. NMG shall use commercially reasonable efforts to obtain, and subject to compliance with applicable Laws and stock exchange rules, issue to Mitsui against payment of the subscription price payable in respect thereof, the number of Common Shares or Convertible Securities, as applicable, set forth in the Exercise Notice.

(j)	For greater certainty, if Mitsui does not decide to exercise its Top-Up Right within the 90-day period provided for in a Cure Notice, Mitsui will no longer be entitled to any Top-Up Right or other right in connection with the issuance referred to in the applicable Cure Notice (it being understood, for greater certainty, that if any other right referred to in this Section 3(j) requires a lower Mitsui Pro Rata Interest than the one for which the applicable Cure Notice was delivered, Mitsui shall be entitled to Top-Up Rights with respect to such rights requiring a lower Mitsui Pro Rata Interest in the event the Mitsui Pro Rata Interest becomes less than the applicable percentage as a result of any Dilution Event).

(k)	Notwithstanding anything to the contrary in this Agreement, prior to the earlier of: (i) the FID Equity Financing and (ii) the date that is 180 days following the date of this Agreement, NMG shall not authorize, issue or sell any Common Shares or Convertible Securities in any jurisdiction or agree to do so or publicly announce any intention to do so pursuant to a debt or equity financing (public offering or a private placement) without the prior written consent of Mitsui, which consent may be withheld in Mitsui’s sole and absolute discretion.

(l)	Mitsui shall not be entitled to exercise the Pre-Emptive Right and Top-Up Right under this Section 3, and all of the Mitsui’s rights under this Section 3 shall terminate on the date on which Mitsui ceases to meet the 10% Threshold.

4.	Information Rights

(a)	In the case of (x) Sections 4(a)(i) and 4(a)(ii)(1), for so long as Mitsui meets the 10% Threshold, (y) in the case of Section 4(a)(ii)(2), for so long as Mitsui must account for its investment in NMG under the equity method under IFRS, and (z) and in the case of Section 4(a)(ii)(3) and 4(a)(iii), for so long as Mitsui, Japan SPC or their respective Affiliates is a shareholder of NMG:

(i)	NMG shall provide Mitsui, its designees and its representatives with reasonable access upon reasonable notice during normal business hours, to:

(1)	NMG’s and its subsidiaries’ books and records so that Mitsui may conduct reasonable inspections, investigations and audits relating to NMG and its subsidiaries, including as to the internal accounting controls and operations of NMG and its subsidiaries;

(2)	conduct a maximum of three site visits per year at NMG’s and its subsidiaries’ properties, provided, however, that if Mitsui makes reasonable requests for additional visits, NMG shall not unreasonably withhold its consent;

(ii)	NMG shall deliver to Mitsui:

(1)	forthwith following receipt thereof, a copy of any notice, letter, correspondence or other communication from a Governmental Entity or any litigation proceedings or filings involving NMG, in each case, in respect of NMG’s potential, actual or alleged material violation of any and all Laws applicable to the business, affairs and operations of NMG and its subsidiaries anywhere in the world, and any responses by NMG in respect thereto;

(2)	for the year ended December 31, 2023 and subsequent quarterly and annual reporting periods, as promptly as practicable following the end of each fiscal quarter and fiscal year, an unaudited reconciliation of NMG’s quarterly publicly issued financial statements with respect to such fiscal quarter and audited reconciliation of NMG’s annually publicly issued financial statements with respect to such fiscal year to IFRS, if it was reasonably determined by Mitsui, that this information is necessary for Mitsui’s financial reporting, accounting or tax purposes; and

(3)	as promptly as practicable, such information and documentation relating to NMG and its Affiliates as Mitsui may reasonably request from NMG from time to time for purposes of complying with Mitsui’s tax reporting obligations with respect to its ownership of NMG.

(iii)	NMG shall, upon reasonable notice during normal business hours, make available its chief executive officer or managing director, chief operating officer, chief financial officer, heads of operations, marketing and other functions as reasonably requested by Mitsui for a quarterly strategic review meeting (which may be held in Montreal, Quebec, via teleconference provided all participants can communicate with each other simultaneously or in such other place or by such other means as the Parties may agree) with Mitsui’s General Manager or Advanced Materials Division (provided that any attendee may instead designate a deputy to attend in such attendee’s place). At such quarterly strategic review meeting, which shall be chaired by a representative of NMG, the following topics with respect to NMG shall be addressed:

(1)	quarterly review;

(2)	growth strategy;

(3)	operational issues;

(4)	marketing issues;

(5)	financing issues;

(6)	collaboration between Mitsui and NMG;

(7)	environmental, health and safety matters; and

(8)	such other topics as may be suggested by either Party.

(b)	The provision of any information pursuant to this Section 4 shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privilege.

(c)	Subject to Section 4(d), upon receipt by NMG of a written notice from Mitsui advising NMG that: (i) Mitsui has determined that transacting in any Common Shares or Convertible Securities could reasonably be expected to trigger a violation of, or any liability to Mitsui under, Applicable Securities Laws; and (ii) Mitsui wishes to sell Common Shares or Convertible Securities beneficially owned by Mitsui, then, as soon as practicable, and no later than 9:00 a.m. (New York Time) on the seventh (7th) day following receipt by NMG of the written notice from Mitsui outlining the material non-public information relating to NMG or any of its subsidiaries known to Mitsui, NMG shall, through a press release or other public announcement (each, a “Cleansing Document”) in compliance with Regulation FD, make the Cleansing Announcement, including filing a copy of the Cleansing Document on SEDAR+.

(d)	The obligation for NMG to make a Cleansing Announcement under Section 4(c) shall not apply:

(i)	if the Board determines in good faith, after consultation with its financial and legal advisors, that the making of such Cleansing Announcement would: (A) have a material adverse effect on NMG; provided that the obligation of NMG to make a Cleansing Announcement in such case shall be deferred for a period of not more than ninety (90) days from the date of the receipt of the written notice from Mitsui in Section 4(c) (such 90-day period is referred to herein as a “Offtake Cleansing Blackout Period”); provided that after any initial Offtake Cleansing Blackout Period, NMG may not invoke a subsequent Offtake Cleansing Blackout Period until 12 months have elapsed from the end of any previous Offtake Cleansing Blackout Period; or (B) be prejudicial to NMG, provided that the obligation of NMG to make a Cleansing Announcement in such case shall be deferred for a period of not more than fourteen (14) days from the date of the receipt of the written notice from Mitsui in Section 4(c) (such 14-day period is referred to herein as a “Cleansing Blackout Period”); provided, that after any initial Cleansing Blackout Period, NMG may not invoke a subsequent Cleansing Blackout Period in respect of the same matter until 12 months have elapsed from the end of any previous Cleansing Blackout Period; or

(ii)	during any periodic blackout period imposed by NMG pursuant to its disclosure policy for as long as a Mitsui Nominee is serving as a Director or Mitsui has elected to designate a Mitsui Observer.

5.	Lock-Up

(a)	Except as expressly permitted by Section 5(c), until the date that is 12 months following the date hereof (the “Lock-Up Expiration Date”), none of Mitsui or any of its Affiliates shall, directly or indirectly, assign, sell, transfer, offer, contract to sell, accept an offer to purchase, gift, pledge, encumber, hypothecate, provide a security interest in respect of, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, whether by actual disposition or effective economic disposition pursuant to any swap or other arrangement that transfers to another, in whole or in part, any interest in, or economic consequences of ownership of any of the Locked-Up Shares beneficially owned, directly or indirectly, by Mitsui (a “Transfer”).

(b)	Following the Lock-Up Expiration Date and except as expressly permitted by Section 5(c), none of Mitsui or any of its Affiliates shall knowingly, Transfer any Locked-Up Shares to a Restricted Party or NMG Competitor, provided that any Transfer that takes place through the facilities of a stock exchange of which the Common Shares are listed or through a transaction facilitated by a broker dealer without disclosure being made to Mitsui of the purchaser of such securities, shall not constitute a breach of this Section 5(b).

(c)	the restrictions and limitations in Section 5(a) and Section 5(b) shall not apply to:

(i)	any Transfers, prior to the Lock-Up Expiration Date, to Japan SPC or any Affiliate of Mitsui, provided that any such transferee shall, prior to any such Transfer, agree to be bound by, and comply with, all of the obligations, covenants, provisions, and terms of this Agreement that are applicable to Mitsui, and shall deliver to NMG a duly executed undertaking to such effect in form and substance satisfactory to NMG, acting reasonably, or an agreement that NMG believes, acting reasonably, is substantively aligned with the terms of this Agreement, mutatis mutandis;

(ii)	any Transfer pursuant to a bona fide third party “take-over bid” (as defined in National Instrument 62-104 Take-over Bids and Issuer Bids) provided that (1) such take-over bid is made to all shareholders of NMG, (2) in the event that the take-over bid is not completed in accordance with the terms recommended to shareholders by the Board, the Locked-Up Shares will remain subject to the restrictions and limitations contained in Section 5(a) and Section 5(b);

(iii)	any Transfer pursuant to or in accordance with any “business combination” (as defined in Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions) involving NMG, provided that in the event that the business combination is not completed in accordance with the terms recommended to shareholders by the Board, the Locked-Up Shares will remain subject to the restrictions and limitations contained in Section 5(a) and Section 5(b);

(iv)	any Transfer in connection with Mitsui pledging or hypothecating any Locked-Up Shares in favour of a Lender as security for a bona fide loan (a “Loan”), provided that, any such Transfer shall be on terms and conditions acceptable to the Board, acting reasonably, and without limitation, it will be deemed to be reasonable for the Board to require, as conditions of providing consent to any such Transfer, that (1) the Lender first agrees in writing with NMG to be bound by the terms of this Agreement, (2) NMG will have a contractual right with the Lender to cure any default or event of default by Mitsui under the Loan before the Lender will have any right to Transfer any Locked-Up Shares, and (3) upon the repayment of the Loan, the Locked-Up Shares will remain subject to the restrictions and limitations contained in Section 5(a) and Section 5(b); and

(v)	any other Transfer of any securities pursuant to the exercise of any right pursuant to this Agreement, the Subscription Agreement, the Registration Rights Agreement or the Warrant Certificate.

6.	Standstill

(a)	Until 11:59 p.m. (Montréal time) on the date that is three years from the date hereof, Mitsui and its Affiliates will not, alone or in concert with others, without the prior written consent of NMG or as otherwise expressly permitted under this Agreement:

(i)	purchase, acquire, or offer to purchase (except under the terms of the Subscription Agreement, the Registration Rights Agreement, the Warrant Certificate, or any other subscription agreement between Mitsui and NMG entered into following the date hereof) any equity securities of NMG (including Common Shares), except pursuant to:

(1)	a stock dividend or dividend-in-kind paid by NMG or a subsidiary to all holders of Common Shares, including pursuant to any dividend reinvestment plan of NMG or a subsidiary;

(2)	a security-based compensation arrangement;

(3)	open market purchases of Common Shares following the FID Equity Financing, provided that, at any given time, the aggregate number of Common Shares purchased in all such transactions shall not be more than one percent (1%) of the number of issued and outstanding Common Shares at such time; or

(4)	as otherwise permitted pursuant to Section 5(c);

(ii)	effect, seek, offer or propose, or in any way advise or encourage any other Person to effect, seek, offer or propose (in each case, whether publicly or otherwise):

(1)	any take-over bid, merger, amalgamation, plan of arrangement, reorganization or other business combination involving NMG or any of its assets; or

(2)	any recapitalization, restructuring, liquidation, dissolution, disposition of a material portion of the assets or other extraordinary transaction with respect to NMG or any of its assets;

(iii)	directly or indirectly make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any other Person with respect to the voting of any voting securities of NMG;

(iv)	otherwise act in a manner to seek to control the management, Board or the policies of NMG beyond the Board and committee representation provided in this Agreement or as provided to the Japan SPC or its Affiliates;

(v)	enter into any arrangements, understandings or agreements, whether written or oral, with, or advise, finance, aide, encourage or act in concert with, any other Persons (excluding Japan SPC and its Affiliates) in connection with any of the foregoing;

(vi)	make any public announcement of any intention to do or take any of the foregoing or take any action that could require NMG to make a public announcement with respect to any of the foregoing; or

(vii)	attempt to induce any party not to make or conclude any proposal with respect to NMG by threatening or indicating that Mitsui may take any of the foregoing actions.

(b)	Mitsui will not, alone or in concert with others, without the prior written consent of NMG or as otherwise expressly permitted under this Agreement, purchase, acquire, or offer to purchase any equity securities of NMG that would result in Mitsui, Japan SPC, and their respective Affiliates owning, or exercising control over, more than 20% of the then outstanding Common Shares.

(c)	Notwithstanding the foregoing, the limitations and prohibitions set forth in this Section 6 shall no longer apply from the earliest of:

(i)	the date NMG enters into a definitive agreement with a third party that provides for (1) the acquisition by any means, including, without limitation, acquisition of equity, a statutory plan of arrangement, merger or business combination, by any Person, directly or indirectly, of more than 50% of the total voting power of the outstanding voting stock of NMG, (2) the date NMG enters into a definitive agreement with a third party that provides for an acquisition of all or substantially all of the assets of NMG, or (3) the date a third party, alone or in concert with others, enters into a definitive agreement to acquire, or acquires, directly or indirectly, more than 50% of the voting securities of NMG; provided, however, that, in the event that the proposed transaction in (1), (2) or (3) is terminated, the limitations and prohibitions set forth in Section 6(a) shall be reinstated;

(ii)	the date NMG makes a public announcement regarding the entering into of an agreement described in paragraph (i) above; and

(iii)	the date the Board gives an opinion supportive of NMG entering into an agreement described in paragraph (i) above.

7.	Agent/Distributor Right

(a)	Subject to Section 7(b), for so long as Mitsui, Japan SPC and/or their respective affiliates hold, in the aggregate, all of the Common Shares purchased by Mitsui under the Subscription Agreement dated February 14, 2024, NMG hereby grants to Mitsui (or Mitsui’s affiliate(s) as designated by Mitsui) a right of first look for the sale and marketing of the active anode material produced at the Bécancour Project (the “Materials”) to all customers excluding Excluded Customers. If NMG is to sell Materials (other than to Excluded Customers), it shall provide notice to Mitsui in writing of its intent (the “First Look Notice”) and offer Mitsui the opportunity to engage in discussions to act as agent or distributor for such sales and marketing. Mitsui may also deliver to NMG a First Look Notice when and if, it desires to introduce a customer (other than an Excluded Customer) to NMG. The Parties shall discuss in good faith for 30 days following receipt of a First Look Notice the possibility of appointing Mitsui as agent or distributor, and, if agreed, the Parties shall discuss in good faith the details of and enter into an agent agreement or distributor agreement, as the case may be, for the respective sale and marketing activity, provided however that the commissions shall not be less than 3-4 % for the agency agreement and 5-8% for the distribution agreement for services, terms and conditions that are considered market standards by the Board for such remuneration. The First Look Notice shall describe the services to be rendered by Mitsui under either the agency agreement or the distribution agreement and the other terms and conditions. If following the expiry of the 30 day period, the Parties did not agree on the terms and conditions of an agency agreement or a distribution agreement, NMG may, subject to compliance with the right of first refusal provided for in accordance with Section 7(b) enter into discussions with a third party to solicit offers for an agency agreement or a distribution agreement. For greater certainty, in case the customer is an Asian Customer that is not an Excluded Customer, NMG shall, after having conducted the procedure set forth in this Section 7(a), comply with the procedure set forth in Section 7(b) before entering into any agency agreement or distribution agreement with any third party other than Mitsui (or Mitsui’s affiliate(s)).

(b)	After the expiry of the 30 day period provided for in Section 7(a), if NMG receives a third party offer, NMG hereby grants to Mitsui (or Mitsui’s affiliate(s) as designated by Mitsui) a right of first refusal for any sale and marketing of the Materials to Asian Customers, in order to allow Mitsui to act as an agent of NMG or, where appropriate, a distributor of NMG, except in each case for the Excluded Customers set forth in subsection 7(c) below. NMG shall notify Mitsui in writing of the third party offer and Mitsui shall have a 20 day period to notify NMG that it elects to act as agent or distributor at the same terms and conditions of the third party offer; provided however that with respect to Asian Customers for which Mitsui has provided the scope and level of services NMG can reasonably expect be provided in connection with such relationship, the commission percentage shall, for the first five years following commencement of production at the Bécancour Project for services, terms and conditions that are considered market standards by the Board for such remuneration, be rephrased to the percentage of 3-4 % for the agency agreement and 5-8% for the distribution agreement, as the case may be, in such offer when presented to Mitsui by NMG regardless of the commission percentage stated in the said third party offer. The Parties agree to negotiate in good faith at the relevant time in order to set the applicable ranges of commissions for the agency and distribution agreements to be presented to Mitsui under this Section 7(b) that will apply after the fifth year following commencement of production at the Bécancour Project, it being understood that such percentages will reflect then current market rates. If, following the expiry of the 20-day period, Mitsui elects not to act as agent or distributor, NMG may enter into an agency agreement or a distribution agreement with the third party to sell the Materials.

(c)	Mitsui acknowledges (i) the right of first look and (ii) the right of first refusal regarding customers headquartered in North America or Europe and joint venture(s) in which any of such customer(s) invests (who shall be the cell manufacturing operator of the joint venture regardless of such customer(s)’ shareholding percentage in the relevant joint venture) granted by NMG in favor of Pallinghurst. With respect to Mitsui’s rights of first look set forth in Section 7(a) and Pallinghurst’s right of first look, NMG shall allow both parties equal and fair opportunity to compete between them and shall choose either of them which provide more favorable proposal to NMG by taking into account of delivery terms, payment term, price, and so on, or appoint those parties co-agent or co-distributor as the case may be if both parties’ proposals are substantially the same and hard to determine which is more favorable to NMG. For the greater certainty, in case NMG appoints the said parties as co-agent or co-distributor, the commission referred to at Section 7(a) shall be allocated among Mitsui and Pallinghurst.

8.	One CAD Put Right

(a)	Mitsui is hereby granted the right to sell all of its then holding of shares in NMG to NMG at an aggregate sale price of a value of one Canadian dollar (Cdn$1.00) at any time at its sole discretion. Upon exercise of such right by Mitsui, NMG will immediately commence to use reasonable best efforts to materialize the sale.

9.	Other Covenants of NMG

(a)	For so long as Mitsui meets the 10% Threshold, NMG shall not, without Mitsui’s prior written consent:

(i)	enter into any agreement in respect of, or otherwise support or recommend, a direct or indirect equity investment in NMG from, or any Change of Control to, a Sanctioned Person or a FEOC;

(ii)	enter into any agreement in respect of, or otherwise support or recommend, any of the following transactions with a Restricted Party:

(1)	a direct or indirect equity investment in an Affiliate of NMG that directly or indirectly owns the assets of NMG’s Matawinie mine project or the Bécancour battery material plant project (the “Subject Business”), including a joint venture with respect to the Subject Business;

(2)	the acquisition by any means, including, without limitation, acquisition of equity, a statutory plan of arrangement, merger or business combination, directly or indirectly, of more than 50% of the total voting power of the outstanding voting stock of the Subject Business; or

(3)	the acquisition, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Subject Business;

except in any case where the failure to enter into any such agreement, or otherwise support or recommend any such transaction, would be inconsistent with the Directors’ fiduciary duties under applicable Laws.

(b)	NMG shall maintain listing for its Common Shares on the TSXV and NYSE (the “Exchanges”), or another securities or stock exchange approved in advance by Mitsui, and shall not de-list or resolve to de-list its Common Shares from either Exchange without the prior written consent of Mitsui, which consent may be withheld in Mitsui’s sole and absolute discretion, unless such de-listing results from a merger, business combination or plan of arrangement in which the Shareholders receive securities of another listed entity or such de-listing results from the listing graduation from one of the Exchanges to another recognized securities or stock exchange, including, for the avoidance of doubt, any graduation from the TSXV to the TSX.

(c)	For so long as Mitsui, Japan SPC, or any of their respective Affiliates is a shareholder of NMG, and in connection with NMG carrying out its related responsibilities:

(i)	NMG shall cause its employees, Directors, officers, and to the best of its ability, any Person acting on its behalf to comply, with applicable Anti-Corruption Laws;

(ii)	neither NMG, its subsidiaries, nor any of its or their employees, directors, officers, or to the knowledge of NMG, or any Person acting on its behalf shall:

(1)	give, promise to give, or offer to give, any payment, loan, gift, donation, or anything else of value (including a facilitation payment) directly or indirectly, whether in cash or in kind, to or for the benefit of, any Government Official or any other Person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any such Government Official or to any other Person for the purpose of: (A) improperly influencing any action or decision of any Government Official in their official capacity, including a decision to fail to perform official functions, (B) inducing any Government Official or other Person to act in violation of their lawful duty, (C) securing any improper advantage or (D) persuading any Government Official or other Person to use their influence with any Governmental Entity or any government-owned Person to effect or influence any act or decision of such Governmental Entity or government-owned Person; and

(2)	accept, receive, agree to accept, or authorize the acceptance of any contribution, payment, gift, entertainment, money, anything of value, or other advantage in violation of applicable Anti-Corruption Laws; and

(iii)	NMG shall (and shall cause its subsidiaries to) maintain policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws including records of payments to third parties (including, without limitation, agents, consultants, representatives, and distributors) and Government Officials. As soon as practicable after the date of this Agreement, and in any event within 30 days after the date on which NMG adopts an anti-corruption compliance policy, NMG shall provide a copy of such policy to Mitsui, together with the resolutions of the Board or other relevant official document evidencing NMG’s adoption of such policy. Upon reasonable request, NMG agrees to provide responsive information to Mitsui concerning its compliance with Anti-Corruption Laws. NMG shall promptly notify Mitsui if NMG becomes aware of any material violation of Anti-Corruption Laws.

(d)	For so long as Mitsui, Japan SPC, or any of their respective Affiliates is a shareholder of NMG, and in connection with NMG carrying out its related responsibilities:

(i)	NMG shall and shall cause its subsidiaries and its and their respective employees, directors, officers, and to the best of its ability, its and their respective agents, and any Person acting on its or their behalf to comply with all applicable Sanctions;

(ii)	NMG shall, no later than January 1, 2026, institute and maintain a risk-based compliance program to ensure compliance with Sanctions by itself, its subsidiaries, and each of their respective directors, officers, and employees. The compliance program shall include risk-based policies, procedures, controls, training, monitoring, oversight and appropriate resourcing following guidance provided by OFAC, BIS and any other relevant Sanctions Authority. Within 30 days after the date on which NMG adopts such policy, NMG shall provide a copy of such policy to Mitsui, together with the resolutions of the Board or other relevant official document evidencing NMG’s adoption of such policy. Upon reasonable request, NMG agrees to provide responsive information to Mitsui concerning its compliance with Sanctions. NMG shall promptly notify Mitsui if NMG becomes aware of any material violation of Sanctions;

(iii)	NMG shall not, and shall cause its subsidiaries and its and their respective employees, directors or officers not to, conduct any business transaction or activity with a Sanctioned Person or Sanctioned Territory; and

(iv)	neither NMG, nor any of its subsidiaries or their respective directors, officers, or employees: (i) shall be a Sanctioned Person; or (ii) to the best knowledge of NMG, shall act under the direction of, on behalf of, or for the benefit of a Sanctioned Person.

(e)	As of the date of this Agreement:

(i)	neither NMG, nor any of its subsidiaries, or its or their respective employees, directors or officers conducts any business transaction or activity with a Sanctioned Person or Sanctioned Territory; and

(ii)	neither NMG, nor any of its subsidiaries or their respective directors, officers, or employees, nor any direct or, to the knowledge of NMG, indirect owner of one percent (1%) or more interest in NMG as of the date of this Agreement, or any direct or, to the knowledge of NMG, indirect owner that may acquire five percent (5%) or more interest in NMG after the date of this Agreement: (i) is a Sanctioned Person; or (ii) to the best knowledge of NMG, acts under the direction of, on behalf of, or for the benefit of a Sanctioned Person.

(f)	Sections 9(d), 9(e), and this Section 9(f) shall not be interpreted or applied in relation to NMG to the extent that the representations made under Sections 9(d), 9(e), and this Section 9(f) violate, or would result in a breach of the Foreign Extraterritorial Measures Act (Canada).

(g)	For so long as Mitsui, Japan SPC, or any of their respective Affiliates is a Shareholder, and in connection with NMG carrying out its related responsibilities:

(i)	NMG shall cause its employees, Directors, officers, and to the best of its ability, any Person acting on its behalf to comply with all applicable Anti-Money Laundering Laws; and

(ii)	NMG shall, no later than January 1, 2026, institute and maintain policies and procedures designed to ensure compliance with any applicable Anti-Money Laundering Laws by itself, its subsidiaries’ and each of their respective directors, officers, and employees.

(h)	NMG shall, and shall cause each of its subsidiaries to: (a) make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of NMG and such subsidiaries; and (b) devise and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary: (A) to permit preparation of financial statements in conformity with IFRS or any other criteria applicable to such statements and (B) to maintain accountability for assets.

(i)	Prior to making, or accepting, any ownership investment after the date hereof, NMG shall, as applicable under the relevant Laws and regulations, and unless Mitsui has agreed otherwise, take such steps as are at that time available under the Investment Canada Act to obtain certainty prior to completion of such investment regarding the status of the investment under the national security review provisions of the Investment Canada Act.

(j)	Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, NMG and its subsidiaries agree to cooperate with any inquiry by Canadian Governmental Entities with respect to NMG’s business (or that of its subsidiaries) or any past or new investment NMG or its subsidiaries have received or undertaken, or receive or undertake, including by providing any information and documentary material lawfully required or requested by Canadian Governmental Entities, after due discussion with Canadian Governmental Entities. Without limiting the foregoing, following the conclusion of any applicable appeal or review process, NMG and its subsidiaries shall take any and all actions to comply with any valid order, writ, judgment, ruling, assessment, injunction, decree, stipulation, determination, undertaking, commitment, mitigation measure, agreement, or award entered by or with any Canadian Governmental Entity with respect to any such investment NMG or its subsidiaries have received or undertaken, or receive or undertake.

(k)	NMG and its subsidiaries shall promptly inform Mitsui of any such inquiry, and keep Mitsui reasonably informed regarding the existence of, and efforts to address and resolve, any action, investigation, review, or inquiry of any kind, including but not limited to formal, informal, written, or oral, involving NMG or its subsidiaries relating to any developments in any regulatory process resulting from such inquiry.

(l)	As applicable under relevant Law, NMG and its subsidiaries shall provide or cause to be provided commercially reasonable assurances or agreements as required by the applicable Minister under the Investment Canada Act, including entering into a mitigation agreement, letter of assurance, national security agreement, or other similar arrangement or agreement; provided however, that such assurance or agreement does not have a material adverse effect on NMG or its subsidiaries.

(m)	NMG represents and warrants that it and its subsidiaries have provided, and covenants to provide, to the best of its knowledge, truthful and complete information to Canadian Governmental Entities with respect to inquiries or requests that NMG or its subsidiaries have received or may receive, as applicable.

(n)	NMG and its subsidiaries shall promptly advise Mitsui of the receipt of any communication from a Canadian Governmental Entity relating to Mitsui and shall consult with and obtain the consent of Mitsui prior to communicating with a Canadian Governmental Entity relating to Mitsui.

10.	General Provisions

(a)	Termination. Other than the provisions in Sections 2(p), 4(a)(iii), 7, 8, 10(a), 10(b), 10(d), 10(e), 10(g), 10(h), 10(i), 10(j), 10(k), 10(n), 10(p), 10(q), 10(r) of this Agreement, this Agreement shall automatically terminate and neither Party shall have any further rights or obligations hereunder immediately upon Mitsui ceasing to meet the 5% Threshold. Notwithstanding the foregoing:

(i)	the Parties’ rights and obligations under Sections 2(p), 4(a)(iii), 8, 9(c), 9(d), 9(e), 9(f), 9(g), 9(i), 9(j), 9(k), 9(l), 9(m), 9(n) of this Agreement shall survive so long as Mitsui, Japan SPC or any of their respective Affiliates owns Common Shares;

(ii)	the Parties’ rights and obligations under Section 4(a)(ii) (as it relates to clause (2) and (3) thereto) and Section 7 shall survive for the periods set forth therein; and

(iii)	the termination of this Agreement shall not affect any of the rights or liabilities of any Party in connection with any breach of this Agreement which may have occurred before Mitsui ceases to hold any Common Shares or Warrant Shares in NMG.

(b)	Termination of Side Letter. The side letter agreement between NMG and Mitsui dated October 19, 2022 (the “Side Letter”) is hereby terminated effective immediately. The parties hereto hereby waive any non-compliance with the terms of the Side Letter and any requirement for prior or further written notice of the transactions contemplated in the Subscription Agreement or this Agreement and the execution of this Agreement shall be conclusive proof of the receipt of any written notice each party hereto may request or require with respect to termination of the Side Letter.

(c)	Amendment and Waiver. No amendment or waiver of any provision of this Agreement shall be binding on either Party unless consented to in writing by both Parties. No waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. No waiver of any provision (or any breach thereof) of this Agreement shall constitute a waiver of any other provision (or any breach thereof), nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

(d)	Non-Assignment. Neither Party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other Party. Notwithstanding the foregoing, Mitsui may assign and transfer all of its rights, benefits, duties and obligations under this Agreement in their entirety, without the consent of NMG, to (i) an Affiliate of Mitsui or (ii) any Japan SPC, in each case provided that (1) any such assignee shall, prior to any such transfer, agree to be bound by, and comply with, all of the obligations, covenants, provisions, and terms of this Agreement that are applicable to Mitsui, and shall deliver to NMG a duly executed undertaking to such effect in form and substance satisfactory to NMG, acting reasonably, and (2) such assignment and transfer shall not release Mitsui from any accrued liability for its obligations under this Agreement.

(e)	Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay for its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated herein, including the fees and expenses of legal counsel, financial advisors, accountants, consultants and other professional advisors.

(f)	Further Acts. Each Party shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party may reasonably require from time to time for the purpose of giving effect to this Agreement.

(g)	Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding on and enforceable by and against the Parties and their respective successors and permitted assigns.

(h)	No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(i)	Notices.

(i)	Any notice or other communication to be given hereunder shall be in writing and shall:

(1)	in the case of notice to Mitsui, be addressed to:

Mitsui & Co., Ltd.

Attention:	General Manager of Advanced Materials Division Performance Materials Business Unit
Email:	Ka.Kawahara@mitsui.com

Attention:	General Manager of Business Development Department
Email:	Mayum.Watanabe@mitsui.com

Attention:	General Manager of Battery Materials & High Performance Film Department
Email:	D.Ishii@mitsui.com

(2)	In the case of notice to NMG, shall be addressed to:

Nouveau Monde Graphite Inc.

481 rue Brassard
Saint-Michel-des-Saints Québec J0K 3B0
Canada

Attention:	Eric Desaulniers
Email:	edesaulniers@nmg.com

Attention:	Josée Gagnon
Email:	jgagnon@nmg.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright Canada LLP

99 Bank Street, Suite 500

Ottawa, Ontario K1P 6B9

Canada

Attention:	Alison Babbitt
Email:	alison.babbitt@nortonrosefulbright.com

Attention:	Geoffrey Gilbert
Email:	geoffrey.gilbert@nortonrosefulbright.com

and each notice or communication shall be personally delivered (including by courier service) to the addressee or sent by electronic transmission to the addressee, and (i) a notice or communication which is personally delivered shall, if delivered before 5:00 p.m. (in the jurisdiction of the recipient) on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and (ii) a notice or communication which is sent by electronic transmission shall, if sent on a Business Day before 5:00 p.m. (in the jurisdiction of the recipient), be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is sent. Either Party hereto may at any time change its address for service from time to time by notice given in accordance with this Section 10(i).

(j)	Governing Law. This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the Laws of the State of New York without giving effect to any law or principle that would result in the applicable of the law of any other jurisdiction.

(k)	Resolution of Disputes.

(i)	The parties shall discuss and use reasonable efforts to settle any Disputes (as defined below).

(ii)	Any dispute, claim, difference, or controversy arising out of, relating to or having any connection with this Agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination, or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with this Agreement (a “Dispute”), which cannot be settled pursuant to Section 10(k)(i) within 20 days from receiving written notice from either party of the existence of such Dispute, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”). All issues of arbitrability, including the existence, scope, or applicability of the agreement to arbitrate, are delegated to the arbitral tribunal constituted under the ICC Rules, or another authority in accordance with such ICC Rules.

(iii)	The seat of the arbitration shall be New York. The parties may agree to hold hearings or other meetings in other locations.

(iv)	The language of the arbitration shall be English. All documents submitted in connection with the proceedings shall be in the English language, or, if in another language, accompanied by an English translation.

(v)	The parties agree that any arbitration shall be maintained confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial or regulatory proceedings. For the avoidance of doubt, no award or procedural order made in the arbitration shall be published.

(vi)	The number of arbitrators shall be one. The single arbitrator shall be qualified by education and experience to determine the subject matter of the dispute. The parties shall endeavour to nominate the sole arbitrator by agreement. If the parties have not agreed upon a person to act as arbitrator hereunder within 30 days after any party’s request for arbitration, the arbitrator shall be chosen pursuant to the applicable ICC Rules.

(vii)	The arbitrator shall be independent and impartial of each party. The parties agree to comply with the International Bar Association Guidelines on Conflicts of Interest in Arbitration in matters concerning prospective arbitrator appointments and disclosure of relationships between parties, party representatives, and the arbitrator.

(viii)	The award shall be final and binding upon the parties. Unless otherwise provided by this Agreement, the arbitral award may involve any form of any relief permitted by New York law and deemed appropriate by the tribunal, including specific performance of the parties’ obligations. To the fullest extent permitted by any applicable law, each party hereby waives any right to appeal, challenge, annul, set aside or vacate the award on any grounds (including on the grounds that the award is against public policy, invalid or unenforceable) in any national courts. Each party undertakes to make any payments required by, or otherwise comply with, the award within a period of 30 days following the date of the award.

(ix)	Each party shall bear its own fees and costs for any arbitration, provided that, the arbitrator finds that any party has caused undue delay in the arbitration or has otherwise acted unreasonably in initiating or causing such arbitration to be initiated or during the course of the arbitration, then the arbitrator may, in his or her sole discretion award fees and costs against such party.

(x)	Each party hereby acknowledges that it would not have an adequate remedy at law for money damages in the event that this Agreement was not performed in accordance with its terms and therefore agrees that each party shall be entitled to specific performance and/or interim relief. The parties hereby acknowledge and agree that they may apply to the tribunal or to any court of competent jurisdiction for conservatory or interim measures. Nothing in this clause shall be construed as precluding a party from seeking a remedy at law in conjunction with specific performance and/or interim relief, even though the remedy at law it is inadequate.

(xi)	Notwithstanding the initiation of dispute resolution procedures in accordance with this Section 10(k), the parties shall continue to perform their respective obligations under this Agreement.

(l)	Filing & Disclosure. Considering NMG being a listed company, NMG and Mitsui shall cooperate with each other in order to file, disclose, or complete such other procedure applicable under the relevant applicable Laws and/or stock exchange rules in order to give full effect to the terms and conditions set forth in this Agreement. If any of the terms and conditions are not permitted under the said Laws and/or rules, then NMG and Mitsui shall discuss in good faith the necessary adjustments to achieve the similar effect to the terms and conditions set forth herein to the extent possible.

(m)	Confidentiality. The confidentiality obligations and restrictions of the parties contained in the framework agreement among NMG, Mitsui, and Panasonic Energy Co., Ltd dated October 20, 2022 shall apply to this Agreement as if fully set forth herein.

(n)	Public Notices/Press Releases. No Party shall (i) issue any press release or otherwise make public announcements or disclosures with respect to this Agreement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed), or (ii) make any regulatory filing with any Governmental Entity with respect thereto without prior consultation with the other Party; provided, however, that, this Section 10(n) shall be subject to each Party’s overriding obligation to make any disclosure or regulatory filing required under applicable laws and the Party making such requisite disclosure or regulatory filing shall use all commercially reasonable efforts to give prior oral and written notice to the other Party and reasonable opportunity to review and comment on the requisite disclosure or regulatory filing before it is made; provided, further, that, except as required by applicable Laws, in no circumstance shall any such disclosure by, or regulatory filing of, NMG or any of its Affiliates include the name of the Mitsui and/or its Affiliates without Mitsui’s prior written consent, in its sole discretion.

(o)	Language. The Parties confirm their express wish that this Agreement and all related documents be drafted in the English language. Les Parties confirment leur volonté expresse que la présente convention et tous les documents s’y rattachant soient rédigés en langue anglaise.

(p)	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable Laws or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

(q)	Entire Agreement. This Agreement, the provisions contained in this Agreement, and the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties with respect to the subject matter thereof and supersede all prior communications, proposals, representations and agreements, whether oral or written, with respect to the subject matter thereof. Nothing in this Section 10(q) limits or excludes any liability for fraud.

(r)	Counterparts. This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered (including by electronic means, e.g., DocuSign or Adobe Sign) and delivered via electronic mail (including pdf), or other transmission or method in any number of counterparts, with the same effect as if each Party had signed and delivered the same document, and all counterparts shall be construed together to be an original and shall constitute one and the same agreement.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first written above.

NOUVEAU MONDE GRAPHITE INC.

Per:	/s/ Eric Desaulniers
	Name:	Eric Desaulniers
	Title:	Chief Executive Officer

MITSUI & CO., LTD.

Per:	/s/ Katsuto Kawahara
	Name:	K. Kawahara, General Manager
	Title:	Advanced Materials Division
Performance Materials Business Unit

[Signature page to Investor Rights Agreement]